Exhibit 23.1

Consent of Independent Certified Public Accountants

The Board of Directors
WCA Waste Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-131875, 333-139809 and 333-170076) on Forms S-8 of WCA Waste Corporation of our reports dated December 31, 2010, except for the matters disclosed in the sixth paragraph of Note 1 and Note 18, as to which the date is February 22, 2011, with respect to our audits of the consolidated combined balance sheets of the MacLand and Central Florida Markets (collectively the “Company”), of Waste Recyclers Holdings, LLC and Subsidiaries as of December 31, 2009 and 2008 (as restated), and the related consolidated combined statements of operations, changes in equity (deficit), and cash flows for the year ended December 31, 2009, and for the period from January 4, 2008 (inception) through December 31, 2008 which reports appear in this Form 8-K/A of WCA Waste Corporation.

/s/Carr, Riggs & Ingram, LLC
Certified Public Accountants
Panama City Beach, Florida
March 9, 2011